Exhibit 10.11

KNOWLTON DEVELOPMENT CORPORATION INC.

375 Roland Therrien Boulevard

Longueuil, QC J4H 4A6

Canada

October 14, 2020

Nicholas E. Whitley

By email

Re:	Amendment of Employment Agreement

Dear Nick:

Reference is made to that certain Employment Agreement between you and Knowlton Development Corporation Inc., dated as of January 22, 2019 (the “Employment Agreement”). Capitalized terms that are used but not defined in this letter will have the meanings given to them in the Employment Agreement.

You acknowledge and agree that the Employment Agreement shall be amended as follows:

1.	The Base Salary set forth in Section 3(a) of the Employment Agreement shall be increased, effective as of the date hereof, from US$650,000 to US$950,000.

2.

Commencing with fiscal year 2020, the target Annual Bonus amount shall be increased from 100% of Base Salary to 125% of Base Salary. For the avoidance of doubt, for fiscal year 2020, the Annual Bonus shall be based on the actual amount of Base Salary paid to the Executive with respect to such fiscal year.

All references in the Employment Agreement to “this Agreement” and any other references of similar import shall hereinafter refer to the Employment Agreement as amended by this letter. Except as expressly modified by this letter, the Employment Agreement will remain in full force and effect. This letter embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, oral or written, relative thereto.

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Please sign below to indicate your agreement and acknowledgement of the terms of this letter and the amendment to your Employment Agreement.

Sincerely,

Knowlton Corporation Inc.

By:	/s/ Nicolas Beugnot
Name: Nicolas Beugnot
Title: General Counsel

ACCEPTED AND ACKNOWLEDGED:

/s/ Nicholas E. Whitley
Nicholas E. Whitley